Exhibit 10.5
CARDINAL HEALTH, INC.
DIRECTORS’ RESTRICTED SHARE UNITS AGREEMENT
On [date of grant] (the “Grant Date”), Cardinal Health, Inc., an Ohio corporation (the “Company”), has awarded to [Director name] (“Awardee”), [# of Shares] Stock Units (the “Restricted Share Units” or “Award”), representing an unfunded unsecured promise of the Company to deliver, with respect to each Restricted Share Unit, a common share, without par value, of the Company (collectively, the “Shares”) to Awardee as set forth in this Agreement. The Restricted Share Units have been granted pursuant to the Cardinal Health, Inc. 2021 Long-Term Incentive Plan (the “Plan”), and are subject to all provisions of the Plan, all of which are incorporated in this Agreement by reference and are subject to the provisions of this Agreement. Capitalized terms used in this Agreement which are not specifically defined have the meanings ascribed to such terms in the Plan.
1.Vesting of Restricted Share Units. The Restricted Share Units vest on the first anniversary of the Grant Date, except that if the [year] Annual Meeting of Shareholders is prior to the first anniversary of the Grant Date, then the Restricted Share Units will vest on the date of the [year] Annual Meeting of Shareholders (such earlier date, the “Vesting Date”), subject to the provisions of this Agreement, including those relating to Awardee’s continued service on the Board. In the event of a Change of Control, the Restricted Share Units (to the extent not previously vested or forfeited) vest in full, except to the extent that (a) Awardee continues to serve on the Board or to serve as a member of the board of directors (or similar governing body) of the Company’s successor in the Change of Control; and (b) a Replacement Award is offered to Awardee in accordance with Section 16(b) of the Plan (in which case service on such successor board or governing body will be treated as service on the Board for purposes of vesting).
2.Transferability. The Restricted Share Units are not transferable other than by beneficiary designation, will, or by the laws of descent or distribution.
3.Termination of Service on the Board. If Awardee ceases to be a member of the Board prior to the vesting of the Restricted Share Units for any reason other than Awardee’s death, all the then unvested Restricted Share Units shall be forfeited by Awardee immediately upon Awardee ceasing to be a member of the Board. If Awardee ceases to be a member of the Board prior to the vesting or forfeiture of the Restricted Share Units by reason of Awardee’s death, then such Restricted Share Units vest in full and are not forfeited.
4.Payment.
(a)General. Subject to the provisions of Paragraphs 4(b), (c) and (d) below, Awardee is entitled to receive from the Company (without any payment by or on behalf of Awardee) the Shares represented by the vested Restricted Share Units on the Vesting Date.
(b)Death. To the extent that Restricted Share Units are vested on the date of Awardee’s death, Awardee’s estate or designated beneficiary is entitled to receive the corresponding Shares from the Company on the date of death.
(c)Change of Control. To the extent that Restricted Share Units are vested on the date of a Change of Control, Awardee is entitled to receive the corresponding Shares from the Company on the date of the Change of Control; provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, and where Section 409A of the Code applies to such distribution as a deferral of compensation, Awardee is entitled to receive the corresponding Shares from the Company on the date that would have otherwise applied pursuant to Paragraphs 4(a) or (b).
(d)Elections to Defer Receipt. Elections to defer receipt of the Shares beyond the date of payment provided in this Agreement may be permitted in the discretion of the Administrator pursuant to procedures established by the Administrator in compliance with the requirements of Section 409A of the Code.
5.Dividend Equivalents. Awardee is not entitled to receive cash dividends on the Restricted Share Units but will receive a dividend equivalent payment from the Company in an amount equal to the dividends that would have been paid on each Share underlying the Restricted Share Units if it had been outstanding between the Grant Date and the payment date of any such Share (i.e., based on the record date for cash dividends). Subject to an election to defer receipt if permitted under Paragraph 4(d), the Company shall pay dividend equivalent payments in cash as soon as reasonably practicable after the payment date of the Restricted Share Units to which such dividend equivalents relate.
6.Right of Set-Off. By accepting the Restricted Share Units, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as Director annual retainer fees, meeting fees or other fringe benefits) to the extent of the amounts owed to the Company by Awardee under this Agreement.
7.No Shareholder Rights. Awardee has no rights of a shareholder with respect to the Restricted Share Units, including no right to vote the Shares represented by the Restricted Share Units until such Shares are paid to Awardee.
8.Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement is governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Share Units and benefits granted in this Agreement would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement must be brought exclusively in state or federal courts located in Franklin County, Ohio and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts.
9.Action by the Administrator. The parties agree that the interpretation of this Agreement rests exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator regarding the interpretation of this Agreement and regarding all matters set forth in this Agreement. In fulfilling its responsibilities hereunder, the Administrator may rely upon documents, written statements of the parties, financial reports or other material as the Administrator deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator and that any decision of the Administrator relating to this Agreement is final and binding.
10.Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Share Unit grant under and participation in the Plan or future Restricted Share Units that may be granted under the Plan by electronic means.
11.Notices. All notices, requests, consents, and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: Corporate Secretary
All notices, requests, consents, and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to Awardee.
12.Amendment. Any amendment to the Plan is deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment may impair the rights of Awardee with respect to an outstanding Restricted Share Unit unless agreed to by Awardee and the Company, which agreement must be in writing and signed by Awardee and the Company. Other than following a Change of Control, no such agreement is required if the Administrator determines in its sole discretion that such amendment either (a) is required or advisable in order for the Company, the Plan or the Restricted Share Units to satisfy any Applicable Law or to meet the requirements of any accounting standard or (b) is not reasonably likely to significantly diminish the benefits provided under the Restricted Share Units, or that any such diminishment has been adequately compensated, including pursuant to Section 16(c) of the Plan.
13.Adjustments. The number of Shares issuable for each Restricted Share Unit and the other terms and conditions of the Award evidenced by this Agreement are subject to adjustment as provided in Section 16 of the Plan.
14.Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Awardee).
15.No Right to Future Awards or Board Membership. The grant of the Restricted Share Units under this Agreement to Awardee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon Awardee any right to continued service as a member of the Board.
16.Successors and Assigns. Without limiting Paragraph 2, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Awardee, and the successors and assigns of the Company.

CARDINAL HEALTH, INC.

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